Exhibit 5


               [Williams, Mullen, Christian & Dobbins letterhead]



                                  April _, 1997



Board of Directors
Independent Community Bankshares, Inc.
111 West Washington Street
Middleburg, Virginia  22117

Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form S-4 dated April 4, 1997, filed by Independent Community Bankshares, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the
Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to 79,029 shares of Common Stock, $5.00 par value per share (the "Shares"), which Shares are proposed to be offered to the shareholders of The Tredegar Trust Company ("TTC") pursuant to an Agreement and Plan of Reorganization, dated as of March 28, 1997, between TTC, the Company and TTC Acquisition Subsidiary, Inc. ("Acquisition") and a related Plan of Merger, providing for a Merger of TTC and Acquisition (the "Agreement").

         We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

         Based upon such examination, it is our opinion that the aforementioned Shares, when issued against payment therefor pursuant to the Agreement, will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Proxy Statement/Prospectus forming a part of the Registration Statement.

                                    Very truly yours,

                                    WILLIAMS, MULLEN, CHRISTIAN & DOBBINS


                                    By:
                                       ---------------------------------------
                                             Wayne A. Whitham, Jr.